Exhibit 99.1

ResMed Inc. Announces Results for the Fourth Quarter of Fiscal Year 2016

Revenue increased 14% to $518.6 million; up 15% on a constant currency basis

GAAP diluted earnings per share of $0.59; non-GAAP diluted earnings per share of $0.74

Operating cash flow of $143.0 million in the fourth quarter

Quarterly dividend increased by 10% to $0.33 per share

Completed $800 million acquisition of Brightree in the fourth quarter

San Diego, July 28, 2016 – ResMed Inc. (NYSE: RMD) today announced results for its quarter ended June 30, 2016. Revenue for the quarter was $518.6 million, a 14 percent increase compared to the same period of the prior year, or a 15 percent increase on a constant currency basis. Excluding the contribution from the Brightree acquisition, revenue for the quarter was $489.7 million, an 8 percent increase.

“We finished the year with double-digit constant currency revenue growth, fueled by solid performance in masks, devices, and our first quarter of software-as-a-service revenue from Brightree. Our board of directors has declared a 10 percent increase in our dividend this quarter, reflecting confidence in our long-term strategy and outlook,” said Mick Farrell, ResMed’s chief executive officer.

“We are the world’s largest provider of remote connected care solutions with over 2 million patients using ResMed cloud-connected devices on bedside tables; we provide actionable information every day for patients, physicians, providers and payors. During the year, we continued to demonstrate the value of our solutions through clinical research, while transforming how healthcare is delivered through cloud-based offerings that are shaping a new frontier in connected care.”

Farrell concluded, “Our global team ended fiscal year 2016 with $1.8 billion in revenue as we continue to drive towards our goal of changing 20 million lives by 2020. ResMed is on a trajectory to be the world’s leading tech-driven medical device company; we deliver innovative cloud-connected products and solutions that improve patient outcomes, create efficiencies for our customers, help physicians and providers better manage chronic disease, and lower overall healthcare system costs.”

Analysis of fourth quarter results

Fourth quarter revenue in the Americas was $324.5 million, a 19 percent increase over the same period of the prior year. This included Brightree revenue of $28.9 million. Excluding Brightree, revenue in the Americas was $295.6 million, an 8 percent increase over the prior year. Revenue in combined EMEA and APAC was $194.1 million, an increase of 8 percent on a constant currency basis compared to the same period of the prior year.

Gross margin in the fourth quarter was 58.1 percent. Non-GAAP gross margin in the fourth quarter was 58.2 percent. This excludes a one-time purchase accounting adjustment of $2.3 million associated with Brightree’s deferred revenue, partially offset by a benefit relating to the release of $0.4 million in accrued expenses associated with the SERVE-HF field safety notice. Gross margin for the quarter was lower compared with the same period last year, mainly due to declines in average selling prices and changes in product mix largely offset by manufacturing and procurement efficiencies and an incremental contribution from the Brightree acquisition.

Income from operations for the quarter was $118.6 million, a 19 percent increase compared with the quarter ended June 30, 2015. Non-GAAP income from operations for the quarter was $135.1 million, a 20 percent increase compared to the same period of the prior year.

Selling, general and administrative expenses were $133.9 million, a 9 percent increase over the same period in the prior year, or a 10 percent increase on a constant currency basis. SG&A expenses improved to 25.8 percent of revenue in the quarter, compared with 27.2 percent reported in the quarter ending June 30, 2015.

Research and development expenses were $34.4 million, or 6.6 percent of revenue. R&D expenses increased by 21 percent compared with the same period last year, or a 24 percent increase on a constant currency basis.

Amortization of acquired intangible assets was $12.6 million during the quarter, an increase of $10.5 million compared with the same period last year. The increase in amortization of acquired intangible assets was primarily due to the amortization expense associated with our recent acquisitions, in particular Brightree, Curative and Inova. Stock-based compensation costs incurred during the quarter of $11.6 million consisted of expenses associated with employee equity grants, and our employee stock purchase plan.

Net income for the quarter was $83.1 million, a 5 percent decrease compared to the same period of the prior year. Non-GAAP net income was $104.4 million, an 8 percent increase compared to the prior year. Non-GAAP measures adjust for amortization of acquired intangibles, the one-time deferred revenue fair value adjustment, acquisition and integration related expenses associated with our acquisitions of Inova and Brightree, the SERVE-HF accrual release and the cumulative income tax benefit associated with the adoption of ASU 2016-09. GAAP diluted earnings per share for the quarter decreased 3 percent to $0.59. Non-GAAP diluted earnings per share increased 9 percent to $0.74.

Cash flow from operations for the quarter was $143.0 million compared to net income in the current quarter of $83.1 million.

Impact to income tax expense with the adoption of ASU 2016-09

During the quarter we adopted ASU 2016-09 “Improvements to Employee Share-Based Payment Accounting”, and in accordance with this standard we recognized additional income tax benefits of $1.3 million and $11.2 million in the quarter and year ended June 30, 2016, respectively. This benefit would have previously been recorded as a reduction to Additional Capital. Under the new standard, we are required to report the impact as though the standard had been adopted on July 1, 2015, the beginning of our fiscal year. As such, the full year income tax impact includes the fourth quarter fiscal year 2016 tax benefit of $1.3 million and the reclassification of $9.9 million originally recognized in Additional Capital during the nine months ended March 31, 2016. For our fourth quarter non-GAAP tax expense we have reflected the full year tax benefit of $11.2 million. The income tax benefit associated with the adoption of ASU 2016-09 was predominantly offset by an additional tax expense recognized in our fourth quarter associated with an increase in our foreign cash repatriation to the United States.

Analysis of fiscal year 2016 results

Revenue for the year increased 10 percent over the prior year to $1.8 billion, or a 13 percent increase on a constant currency basis.

Income from operations for the year was $429.0 million, a 5 percent increase over the prior year. Non-GAAP income from operations for the year was $464.8 million, an 8 percent increase compared to the prior year. Non-GAAP measures exclude amortization of acquired intangibles, the one-time deferred revenue fair value adjustment, acquisition and integration related expenses, the SERVE-HF accrual, restructuring expenses and donations.

Net income for the year was $352.4 million, consistent with the same period in the prior year. Non-GAAP net income was $379.4 million, a 3 percent increase compared to the prior year. Diluted earnings per share increased 1 percent to $2.49. Non-GAAP diluted earnings per share for the year was $2.68, a 4 percent increase compared with the prior year.

Cash flow from operations for the year was $547.9 million. During the year we paid $168.1 million in dividends and repurchased $102.1 million of shares under our share repurchase program. During the year we completed acquisitions for a total net cash consideration of $1.0 billion.

Share repurchase program

As previously announced, we have temporarily suspended our share repurchase program due to recent acquisitions. We did not repurchase any shares during the fourth quarter, however we may, at any time, elect to reinitiate the share repurchase program.

Dividend program

The ResMed board of directors today declared a quarterly dividend of $0.33 per share, a 10 percent increase from the previous dividend. The dividend will have a record date of August 18, 2016, payable on September 22, 2016. The dividend will be paid in U.S. currency to holders of ResMed’s common stock trading on the New York Stock Exchange. Holders of Chess Depositary Instruments trading on the Australian Securities Exchange will receive an equivalent amount in Australian currency, based on the exchange rate on the record date, and reflecting the 10:1 ratio between CDIs and NYSE shares. The ex-dividend date will be August 16, 2016 for common stock holders and for CDI holders. ResMed has received a waiver from the ASX’s settlement operating rules, which will allow ResMed to defer processing conversions between its common stock and CDI registers from August 16, 2016 through August 18, 2016 inclusive.

Webcast details

ResMed will discuss its financial and business results and outlook on its webcast at 1:30 p.m. U.S. Pacific Standard Time today. The live webcast of the call can be accessed on ResMed’s Investor Relations website at investors.resmed.com. Please go to this section of the website and click on the icon for the “Q4 2016 earnings webcast” to register and listen to the live webcast. The online archive of the broadcast will be available on ResMed’s website after the live call. In addition, a telephone replay of the conference call will be available approximately two hours after the call by dialing 855-859-2056 (U.S.) and +1 404-537-3406 (international) and entering a passcode of 45507665. The telephone replay will be available until August 11, 2016.

About ResMed

The global team at ResMed (NYSE:RMD) is united in the commitment to change millions of lives with every breath. With more than 5,000 employees and a presence in over 100 countries, the company has been pioneering new and innovative devices and treatments for sleep-disordered breathing, chronic obstructive pulmonary disease, and other chronic diseases for more than 25 years. ResMed’s world-leading products and innovative solutions improve the quality of life for millions of patients worldwide, reduce the impact of chronic disease, and save healthcare costs. For more information about ResMed and its businesses, visit www.resmed.com or follow @resmed on Twitter.

Safe harbor statement

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements—including statements regarding ResMed’s projections of future revenue or earnings, expenses, new product development, new product launches and new markets for its products and the integration of acquisitions—are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Additional risks and uncertainties are discussed in ResMed’s periodic reports on file with the U.S. Securities & Exchange Commission. ResMed does not undertake to update its forward-looking statements.

Investors:	News Media:
Agnes Lee	Alison Graves
Senior Director, Investor Relations	Director, Global Corporate Communications
(858) 836-5971	(858) 836-6789
investorrelations@resmed.com	news@resmed.com

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2016	2015	2016	2015
Net revenue	$518,647	$453,064	$1,838,713	$1,678,912
Cost of sales	217,560	188,605	775,020	662,487
SERVE-HF field safety notice expenses (1)	(402)	5,029	(2,804)	5,029

Gross profit	301,489	259,430	1,066,497	1,011,396

Operating expenses:
Selling, general and administrative	133,929	123,250	482,593	472,627
Research and development	34,380	28,523	118,651	114,865
Restructuring expenses (1)	—	—	6,914	—
Acquisition and integration expenses (1)	1,914	—	5,464	—
Donations (1)	—	6,000	—	6,000
Amortization of acquired intangible assets	12,629	2,110	23,923	8,668

Total operating expenses	182,852	159,883	637,545	602,160

Income from operations (1)	118,637	99,547	428,952	409,236

Other income (expenses), net:
Interest income (expense), net	(2,374)	4,666	5,654	20,430
Other, net	1,168	(97)	4,959	6,250

Total other income (expenses), net	(1,206)	4,569	10,613	26,680

Income before income taxes	117,431	104,116	439,565	435,916
Income taxes	34,305	16,654	87,157	83,030

Net income (1)	$83,126	$87,462	$352,408	$352,886

Basic earnings per share	$0.59	$0.62	$2.51	$2.51
Diluted earnings per share (1)	$0.59	$0.61	$2.49	$2.47
Non-GAAP diluted earnings per share (1)	$0.74	$0.68	$2.68	$2.57

Basic shares outstanding	140,551	140,819	140,242	140,468
Diluted shares outstanding	141,654	142,702	141,669	142,687

(1)	See the reconciliation of non-GAAP financial measures in the table at the end of the press release.

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited - In thousands)

	June 30,	June 30,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$731,434	$717,249
Accounts receivable, net	382,086	362,568
Inventories	224,456	246,859
Prepayments and other current assets	81,743	81,168

Total current assets	1,419,719	1,407,844

Property, plant and equipment, net	384,276	387,758
Goodwill	1,059,245	264,261
Other intangibles, net	299,808	47,142
Deferred income taxes and other non-current assets	95,887	74,769

Total non-current assets	1,839,216	773,930

Total assets	$3,258,935	$2,181,774

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$92,571	$81,112
Accrued expenses	156,805	132,976
Deferred revenue	50,009	36,097
Income taxes payable	39,166	16,278
Short-term debt	300,000	—

Total current liabilities	638,551	266,463

Non-current liabilities:
Deferred income taxes	9,061	6,372
Deferred revenue	40,281	19,284
Income taxes payable	—	1,754
Other long term liabilities	1,211	—
Long-term debt	875,000	300,594

Total non-current liabilities	925,553	328,004

Total liabilities	1,564,104	594,467

STOCKHOLDERS’ EQUITY:
Common stock	563	562
Additional paid-in capital	1,303,238	1,228,795
Retained earnings	2,160,299	1,976,020
Treasury stock	(1,546,611)	(1,444,554)
Accumulated other comprehensive income	(222,658)	(173,516)

Total stockholders’ equity	$1,694,831	$1,587,307

Total liabilities and stockholders’ equity	$3,258,935	$2,181,774

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited - In thousands)

	Twelve Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net income	$352,408	$352,886
Adjustment to reconcile net income to cash provided by operating activities:
Depreciation and amortization	86,849	73,056
Impairment of long-lived asset	2,815	—
Gain on disposal of business	—	(709)
Stock-based compensation costs	46,408	47,855
Excess tax benefit from stock-based compensation arrangements (A)	—	(24,959)
Impairment of cost method investment	750	—
Changes in fair value of business combination contingent consideration	(2,986)
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(27,307)	(28,259)
Inventories, net	30,492	(99,524)
Prepaid expenses, net deferred income taxes and other current assets	12,121	(22,849)
Accounts payable, accrued expenses and other liabilities	46,382	85,683

Net cash provided by operating activities	547,932	383,180

Cash flows from investing activities:
Purchases of property, plant and equipment	(58,534)	(62,502)
Patent registration costs	(9,295)	(9,442)
Business acquisitions, net of cash acquired	(1,041,864)	(29,407)
Investments in cost-method investments	(8,965)	(10,750)
Proceeds from sale of business	468	937
Purchases of foreign currency contracts	—	(700)
Payments on maturity of foreign currency contracts	(7,564)	(31,207)

Net cash used in investing activities	(1,125,754)	(143,071)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	27,694	38,806
Excess tax benefit from stock-based compensation arrangements (A)	—	24,959
Purchases of treasury stock	(102,058)	(160,300)
Payment of business combination contingent consideration	(1,228)	(458)
Proceeds from borrowings, net of borrowing costs	1,140,000	160,000
Repayment of borrowings	(283,694)	(161,536)
Dividends paid	(168,130)	(157,262)

Net cash (used in) / provided by financing activities	612,584	(255,791)

Effect of exchange rate changes on cash	(20,577)	(172,799)

Net increase / (decrease) in cash and cash equivalents	14,185	(188,481)
Cash and cash equivalents at beginning of period	717,249	905,730

Cash and cash equivalents at end of period	$731,434	$717,249

(A)	During the quarter we adopted ASU 2016-09 “Improvements to Employee Share-Based Payment Accounting”, which included a requirement to reclassify the excess tax benefits from stock-based compensation arrangements from financing activities to operating activities. This reclassification increased the cash flow from operating activities for the quarter and year ended June 30, 2016, by $1 million and $14 million, respectively.

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Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In US$ thousands, except share and per share data)

The measure, “non-GAAP income from operations” is reconciled with GAAP income from operations below:

	Three Months Ended June 30		Twelve Months Ended June 30,
	2016	2015	2016	2015
GAAP income from operations	$118,637	$99,547	$428,952	$409,236
Deferred revenue fair value adjustment(A)	2,332	—	2,332	—
SERVE-HF accrual (release)(A)	(402)	5,029	(2,804)	5,029
Restructuring expenses(A)	—	—	6,914	—
Acquisition and integration expenses(A)	1,914	—	5,464	—
Donations(A)	—	6,000	—	6,000
Amortization of acquired intangible assets(A)	12,629	2,110	23,923	8,668

Non-GAAP income from operations	$135,110	$112,686	$464,781	$428,933

The measures “non-GAAP net income” and “non-GAAP diluted earnings per share” are reconciled with GAAP net income and GAAP diluted earnings per share in the table below:

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2016	2015	2016	2015
GAAP net income	$83,126	$87,462	$352,408	$352,886
Deferred revenue fair value adjustment (A)	1,478	—	1,478	—
SERVE-HF accrual (release), net of tax (A)	(281)	3,521	(1,963)	3,521
Restructuring expenses, net of tax (A)	—	—	5,204	—
Acquisition and integration expenses, net of tax (A)	1,393	—	4,943	—
Donations, net of tax (A)	—	3,796	—	3,796
Amortization of acquired intangible assets, net of tax (A)	8,794	1,600	17,366	6,551
Cumulative ASU 2016-09 income tax benefit not reflected in the quarter ended June 30, 2016 (A)	9,905	—	—	—

Non-GAAP net income (A)	$104,415	$96,379	$379,436	$366,754

Diluted shares outstanding	141,654	142,702	141,669	142,687

GAAP diluted earnings per share	$0.59	$0.61	$2.49	$2.47

Non-GAAP diluted earnings per share (A)	$0.74	$0.68	$2.68	$2.57

(A)	ResMed adjusts for the impact of the deferred revenue fair value adjustment, movements in the SERVE-HF accrual, restructuring expenses, acquisition and integration related expenses, donations, amortization of acquired intangible assets and the cumulative income tax benefit associated with the adoption of ASU 2016-09 from their evaluation of ongoing operations and believes investors benefit from adjusting these items to facilitate a more meaningful evaluation of current operating performance.

ResMed believes that non-GAAP diluted earnings per share is an additional measure of performance investors can use to compare operating results between reporting periods. ResMed uses non-GAAP information internally in planning, forecasting, and evaluating the results of operations in the current period and in comparing it to past periods. ResMed believes this information provides investors better insight in evaluating ResMed’s performance from core operations and provides consistent financial reporting. Our use of non-GAAP measures is intended to supplement, and not to replace, our presentation of net income and other GAAP measures. Like all non-GAAP measures, non-GAAP earnings are subject to inherent limitations because they do not include all the expenses that must be included under GAAP.

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